EXHIBIT (10a)



                    RETIREMENT AND CONSULTING AGREEMENT
                  ---------------------------------------

		This Retirement and Consulting Agreement (this
"Agreement") is entered into as of April 10, 1995 between Zenith
Electronics Corporation, a Delaware corporation (the "Company"), and Jerry K. Pearlman (the "Executive").

		WHEREAS, the Executive currently serves as Chairman and Chief Executive Officer and a director of the Company and has served in various capacities with the Company since November 22, 1971;

		WHEREAS, the Company and the Executive have entered into an Amended and Restated Agreement dated January 21, 1991
(the "Employment Agreement") pursuant to which the Company has agreed to continue the employment of the Executive upon the terms set forth therein; and

		WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to the Executive's retirement and cessation of employment with the Company, and the Company desires to retain the services of the Executive as a consultant and to obtain a covenant not to compete from the Executive, upon the terms set forth herein.

		NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

		1.	Resignation; Termination of Employment.  (a)  On
the date hereof, the Executive shall execute and deliver to the Company a resignation in the form attached hereto as Exhibit A, effective as of April 25, 1995 (the "Effective Date"), and the
Executive shall as of the Effective Date cease to be the Chief
Executive Officer of the Company. The Executive shall continue to be employed by the Company from the date hereof until the close of business on April 30, 1995 (the "Employment Termination
Date"), at which time the Executive shall cease to be an employee of the Company, but shall continue to be the Chairman and a director of the Company. During the period commencing on the Effective Date and ending on the Employment Termination Date the duties of the Executive shall be as mutually agreed by the Executive and the Company. The Executive's base salary through the Employment Termination Date shall continue to be paid at the annual rate of $475,000. On the date hereof, the Employment
Agreement shall be terminated and shall have no further force or effect.

		(b) Prior to May 1, 1995, the Executive shall execute and deliver to the Company a resignation in the form attached hereto as Exhibit B, effective as of December 31, 1995, and the Executive shall as of such date cease to be the Chairman and a director of the Company.

		2.	Payment of Accrued Amounts.  The Company shall pay
to the Executive on the Employment Termination Date all amounts due to the Executive for salary accrued for services rendered through the Employment Termination Date, plus a lump sum cash amount equal to $76,730.64, being the amount of the payment for vacation days unused by the Executive during the period ending on the date hereof, determined in accordance with Company policy, which amount shall be reduced by $1,826.92 per day for each day of vacation taken by the Executive between the date hereof and the Employment Termination Date.

		3. Incentive Compensation. If the Company's pre-tax earnings for the year ending on December 31, 1995 ("1995
Earnings") are greater than the Profit Before Tax Threshold ("PBT Threshold") approved by the Organization and Compensation
Committee (the "Committee") of the Board of Directors of the Company (the "Board") for the Company's 1995 Management Incentive Plan (the "Incentive Plan"), the Company shall pay to the Executive an amount equal to one-third of the amount he would have been entitled to receive under the Incentive Plan had he remained the Chief Executive Officer of the Company through December 31, 1995. Such payment shall be made not later than the date upon which such payments under the Incentive Plan are made to other officers of the Company. Under the Incentive Plan and pursuant to this Section 3:

		(a) if 1995 Earnings are equal to or less than the PBT Threshold approved by the Committee, the Executive shall receive no payment;

		(b) if 1995 Earnings are equal to the Profit Before Tax Target (the "PBT Target") approved by the Committee for the
Incentive Plan, the Executive shall receive $91,667;

		(c) if 1995 Earnings exceed the PBT Threshold but are less than the PBT Target, the Executive shall receive an amount equal to $91,667 multiplied by a fraction, the numerator of which is the amount by which 1995 Earnings exceeded the PBT Threshold and the denominator of which is the difference between the PBT
Threshold and the PBT Target;

		(d) if 1995 Earnings are equal to or greater than the Profit Before Tax Maximum (the "PBT Maximum") approved by the
Committee for the Incentive Plan, the Executive shall receive
$137,500; and

		(e) if 1995 Earnings exceed the PBT Target but are less than the PBT Maximum, the Executive shall receive (i) the amount of $91,667, plus (ii) an amount equal to $45,833 multiplied by a fraction, the numerator of which is the amount by which 1995 Earnings exceeded the PBT Target and the denominator of which is the difference between the PBT Target and the PBT Maximum.

		4. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to Sections 2 and 3 hereof the amount of all required federal and state withholding taxes in accordance with the Executive's Form
W-4 on file with the Company and all applicable social security taxes.

		5. Stock Options. (a) Prior to the Employment Termination Date, the Committee shall exercise its discretion pursuant to Sections 1.4 and 1.7 of the 1987 Zenith Stock Incentive Plan (the "Stock Plan") to accelerate the exercisability of options granted to the Executive to purchase 17,500 shares of Common Stock, $1 par value, of the Company ("Common Stock"), constituting all options granted to the Executive by the Company which would otherwise be unexercisable at the Employment Termination Date such that the Executive may exercise such options from and after the Employment Termination Date. Prior to the Employment Termination Date, the Committee shall, pursuant to Sections 1.7 and 3.2 of the Stock Plan, amend all stock options granted to the Executive which remain unexercised at the date of such amendment (currently options to purchase 205,000 shares of Common Stock) to provide that such options may be exercised at any time prior to April 30, 1998.

		(b) The Executive agrees that if the Board or any committee of the Board is advised by any underwriter of securities of the Company that because of such underwriting activities stock options held by executive officers of the Company should not be exercised during one or more specified periods (each a "Black-Out Period") occurring at any time during the period commencing on the date hereof and ending on December 31, 1995 and the Company notifies the Executive of the existence of such a Black-Out Period, the Executive shall refrain from exercising any stock options granted to him by the Company during the duration of such Black-Out Period.

		6. Restricted Stock. In accordance with the terms of the Restricted Stock Agreement dated December 3, 1986, as amended, and the Restricted Stock Award Agreement dated July 26,
1994, between the Company and the Executive, 81,081 shares of restricted stock awarded to the Executive by the Company, constituting all shares of restricted stock held by the Executive at the date hereof, shall be forfeited on the Employment
Termination Date. The certificates representing such restricted stock shall be assigned by the Executive to the Company as of the Employment Termination Date.

		7. Supplemental Retirement Benefit. The benefit which would have been payable to the Executive upon his retirement pursuant to the Company's Supplemental Executive Retirement Plan shall be forfeited by the Executive and, in lieu of such benefit, the Company shall pay to the Executive a supplemental retirement benefit which shall consist of monthly amounts payable at the beginning of each month during a 15-year period commencing May 1, 1995, each of which monthly payments shall be in the amount of $6,480.40. In the event of the death of the Executive prior to April 30, 2010, the then present value, using a discount rate of
7.8 percent, of the remaining unpaid monthly payments hereunder shall be paid by the Company to the beneficiary or beneficiaries designated in writing by the Executive.

		8. Profit Sharing. The Executive shall be entitled to participate in the Zenith Salaried Profit Sharing Retirement
Plan, as amended through December 19, 1994, and the Zenith
Supplemental Salaried Profit Sharing Retirement Plan
(collectively, the "Plans") through the Employment Termination
Date and the Executive shall be entitled to the distribution of all amounts credited to his accounts in which he is vested on such date, which distributions shall be made pursuant to the direction of the Executive, provided that such direction is in accordance with the terms of the Plans.

		9.  Insurance Benefits.

		(a) Group Life, Group Disability and Group AD&D. The coverage of the Executive under the Company's group life insurance, group disability insurance and group accidental death and dismemberment insurance policies shall terminate on the Employment Termination Date in accordance with the terms of such insurance policies, and the Executive shall have the option to convert his coverage under the group life insurance policy and group accidental death and dismemberment insurance policy to individual coverage pursuant to the respective terms of such policies.

		(b) Executive Life. The coverage of the Executive under the Company's executive death benefit program shall continue in effect in accordance with the terms of such program, as in effect from time to time, with the death benefit thereof equal to $712,500 until May 1, 1996, on which date such death benefit shall be reduced by $71,250, and the death benefit shall be reduced on each succeeding May 1, through May 1, 2005, by an additional $71,250. In the event of the death of the Executive prior to May 1, 2005, the Company shall pay to the beneficiary or beneficiaries designated in writing by the Executive the amount of the death benefit then payable under such program.

		(c) Medical and Dental. The coverage of the Executive and his spouse under the Company's medical and dental insurance policies, as such policies are in effect from time to time, shall continue until March 31, 2004. The Company shall pay all premiums relating to such policies until the Employment
Termination Date. During the period commencing on May 1, 1995 and ending on March 31, 2004, the Company shall, at the request of the Executive, continue to pay all premiums relating to such policies, provided that the Company is able to deduct from the monthly amounts of Consulting Compensation (as defined in Section
12(b) hereof) paid to the Executive an amount equal to the monthly cost to the Company of such insurance premiums plus an amount equal to two percent of such premiums representing an administration fee relating to such policies.

		10.	Automobile.  During the period commencing on the
date hereof and ending on January 1, 1996, the Executive shall be entitled to the full use of the 1993 Cadillac Seville STS owned by the Company and used by the Executive. During such period, the Company shall make all payments relating to the operation and maintenance thereof and insurance thereon on the same terms as such payments are made on the date hereof. As soon as practicable following January 1, 1996, the Company shall assign to the Executive ownership of such automobile, free and clear of all liens, claims and encumbrances.

		11.  Other Benefits.

		(a) Financial Planning. The Company shall, promptly after a request from the Executive, pay the fees and expenses incurred by the Executive, up to an aggregate maximum amount of $4,000, in connection with (i) the review of the Executive's estate plan, including existing documentation, by legal counsel selected by the Executive and (ii) the services of legal counsel and accountants selected by the Executive in connection with the formation of a personal service corporation by the Executive.

		(b) 1995 Personal Income Tax Returns. The Company shall, promptly after a request from the Executive, pay the customary fees and expenses of Arthur Andersen LLP incurred by the Executive in connection with the preparation of his 1995 personal federal and Illinois income tax returns.

		(c) Expenses of this Agreement. The Company shall, promptly after a request from the Executive, pay the fees and expenses incurred by the Executive, up to an aggregate maximum amount of $10,000, in connection with the review of this Agreement and related documents by legal counsel and other advisors selected by the Executive.

		(d) Products. The Executive shall be entitled to retain the Company's products which are in his possession on the date hereof for purposes of home observation until April 30, 1997. At such time, the Executive may, at his election, purchase such products at their fair market value at such time, as reasonably determined by the Company. If the Executive elects to purchase such products, he shall pay to the Company the purchase price therefor, as so determined by the Company, and the Company shall transfer to the Executive all right, title and interest in and to such products, free and clear of all liens, claims and encumbrances.

		12.  Consulting Services.

		(a) Performance of Services. The Company hereby engages the Executive as a consultant for the period commencing on May 1, 1995 and ending on March 31, 2004 (the "Consulting Period"), during which period of engagement the Executive shall make himself available to perform consulting services for the Company with respect to the businesses conducted, or in development, by the Company on the Employment Termination Date. Such consulting services shall be related to such projects and matters as the Board or the Chief Executive Officer of the Company may designate from time to time and as are commensurate with the Executive's years of experience and level of skill. During the period commencing on May 1, 1995 and ending on December 31, 1995, the Executive shall be available to perform such consulting services on a part-time or full-time basis, as the Company may request. During the period commencing on January 1, 1996 and ending on March 31, 2004, the Executive shall be available to perform such consulting services at such times as the Company and the Executive shall mutually agree; provided, however, that the Executive shall not be required to devote more than 10 days during any calendar quarter to the performance of such consulting services.

		(b) Compensation. As compensation for the consulting services to be performed by the Executive hereunder, the Company shall pay to the Executive on a monthly basis at the end of each month for each of the 107 months during the Consulting Period an amount equal to $18,000 per month (the "Consulting
Compensation"); provided, that if the Executive requests pursuant to Section 9(c) hereof that the Company pay the premiums relating to the medical and dental insurance policies described in Section 9(c), each monthly payment of Consulting Compensation shall be reduced by the Company's monthly cost of such medical and dental insurance premiums and the administration fee described in
Section 9(c). In the event of the death of the Executive during the Consulting Period, the then present value, using a discount rate of 7.8 percent, of the remaining unpaid Consulting
Compensation payable through the remainder of the Consulting
Period (i.e., through March 31, 2004) shall be paid by the Company as a death benefit to the beneficiary or beneficiaries designated in writing by the Executive.

		(c) Grantor Trust. To ensure the payment of the Consulting Compensation pursuant to Section 12(b) hereof, the Company shall establish a grantor trust for the benefit of the Executive and shall deposit an amount, representing the present value of the Consulting Compensation, into such trust in three installments as follows: (i) $70,845 shall be deposited on January 2, 1996, (ii) $500,000 shall be deposited on May 1, 1996 and (iii) $835,305 shall be deposited on May 1, 1997. After January 1, 1996, monthly payments of the Consulting Compensation shall be made by the trustee of such trust as such payments become due. In the event that the amounts deposited into such trust are insufficient to pay the Consulting Compensation in full, any portion of the Consulting Compensation not paid by the trustee of the trust when due shall be paid by the Company. Any amounts remaining in such trust after payment in full of the Consulting Compensation shall be distributed to the Company. The Executive acknowledges that such trust shall provide that in the event of the insolvency of the Company, the assets of such trust shall be subject to the claims of all of the Company's creditors.

		(d) Special Bonus. The Company may, in the sole discretion of the Board, pay a cash bonus to the Executive in such amount as the Board shall deem appropriate based upon the contributions of the Executive to special projects in which the Executive shall participate during the period commencing on May 1, 1995 and ending on December 31, 1995.

		(e) Waiver of Director Compensation. The Executive hereby waives payment of all fees to which he would otherwise be entitled as a non-employee director of the Company and acknowledges that he is not entitled to the grant of options or the award of shares granted or awarded by the Company to directors who are neither officers nor employees of the Company.

		13.  Noncompetition; Nonsolicitation.  During the
Consulting Period, except with the prior written consent of the Board, the Executive shall not:

		(a) engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 2% of the stock of a corporation the securities of which are traded on a national securities exchange or on the Nasdaq
National Market System), director, officer, employee, consultant or otherwise, in competition with the businesses conducted, or in development, by the Company at the Employment Termination Date, which covenant not to compete shall be on a worldwide basis and shall include all consumer home entertainment electronic industries in which the Company competes on the Employment Termination Date;

		(b) directly or indirectly solicit, in competition with the Company, any person who is a customer or prospective customer of the businesses conducted, or in development, by the Company at the Employment Termination Date; and

		(c) induce or attempt to persuade any employee of the Company to terminate his employment relationship with the Company.

The Company and the Executive agree that in the event that the Company does not request the Executive to perform consulting services for more than 10 days during the 12-month period between any May 1 and April 30, beginning on May 1, 1998, the noncompetition covenant contained in this Section 13 shall terminate at the end of such 12-month period and be of no further force or effect.

		14. Confidentiality. The Executive shall not, at any time during the Consulting Period or thereafter, make use of or disclose, directly or indirectly, any trade secret or other confidential or secret information of the Company or other technical, business, proprietary or financial information of the Company not available to the public or to the competitors of the Company ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, or (c) as the Board may so authorize in writing. Promptly following the Employment Termination Date, the Executive shall surrender to the Company all records and other documents obtained by him or entrusted to him during the course of his employment by the Company (together with all copies thereof); provided, however, that the Executive may retain copies of such documents as are necessary for the performance of consulting services pursuant to Section 12(a) hereof or for the preparation of his federal or state income tax returns.

		15. Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Executive contained in Sections 13 and 14:

		(a) the covenants contained in Section 13 shall apply on a worldwide basis, which is the basis on which the Company is actively engaged in the conduct of its businesses and in which customers are being solicited;

		(b) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Sections 13 and 14, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof; and

		(c) the Company and the Executive each intends and agrees that the covenants contained in Sections 13 and 14 are reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting the Executive's business opportunities during or after the termination of the Consulting Period, but that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 13 and 14 any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

		16.	Release.	The Executive, on behalf of himself and
anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company or any of its divisions, subsidiaries, affiliates, other related entities (whether or not such entities are wholly owned) or the officers, directors, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the "Released Parties"), with respect to any and all known or unknown claims which the Executive now has, has ever had, or may in the future have, against any of the Released Parties for or related in any way to anything occurring from the beginning of time up to and including the Employment Termination Date, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Executive's employment by the Company or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any program or arrangement of the Company or any claims that could have been asserted by the Executive or on his behalf against any of the Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the
Americans with Disabilities Act or the Age Discrimination in
Employment Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 16 shall apply to, or release the Released Parties from, any obligation contained in this Agreement. The Executive expressly represents and warrants that he has not transferred or assigned any rights or causes of action that he might have against any of the Released Parties.



		17. Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action by the Company.

		18.	Successors; Binding Agreement.  This Agreement
shall inure to the benefit of and be enforceable by the Executive and by his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Executive while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive's estate.

		19.	Notices.  All notices and other communications
required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the United States mail, postage prepaid, addressed (a) if to the Executive, to Jerry K.
Pearlman, 21 Linden, Wilmette, Illinois 60091, with a copy to
Marshall E. Eisenberg, Esq., Neal Gerber & Eisenberg, Two North
LaSalle Street, Chicago, Illinois 60602, and if to the Company, to Zenith Electronics Corporation, 1000 Milwaukee Avenue,
Glenview, Illinois 60025, attention Richard F. Vitkus, Esq., with a copy to Thomas A. Cole, Esq., Sidley & Austin, One First
National Plaza, Chicago, Illinois 60603, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

		20.	Governing Law; Validity.  The interpretation,
construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

		21.	Counterparts.  This Agreement may be executed in
two counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

		22.	Miscellaneous.  No provision of this Agreement may
be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

		23. Acknowledgment by Executive. By executing this Agreement, the Executive expressly acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised of his rights and has consulted an attorney prior to executing this Agreement, that he has been advised that he has at least 21 days within which to decide whether or not to execute this Agreement and that he intends to be legally bound by it. During a period of seven days following the date of his execution of this Agreement, the Executive shall have the right to revoke his release under
Section 16 of this Agreement of claims under the Age
Discrimination in Employment Act by serving within such period written notice of revocation. If the Executive exercises his rights under the preceding sentence, he shall forfeit the amount payable to him pursuant to Section 12(b) of this Agreement.

		IN WITNESS WHEREOF, the Company has caused this Agree-ment to be executed by a duly authorized officer or director of the Company and the Executive has executed this Agreement as of the day and year first above written.

						ZENITH ELECTRONICS CORPORATION



						By /s/ Richard F. Vitkus
       _________________________________



						EXECUTIVE:


						/s/ Jerry K. Pearlman
      ___________________________________
							   Jerry K. Pearlman